Exhibit 99.1

Neurobiological Technologies, Inc. Announces Sale of XERECEPT(R) to Celtic Pharma Holdings LP for Up To $48 Million

EMERYVILLE, Calif., Sept. 20 — Neurobiological Technologies, Inc. (Nasdaq: NTII) today announced the signing of a definitive agreement with a subsidiary of Celtic Pharma Holdings L.P. for the sale of rights in XERECEPT®, a synthetic preparation of the natural human peptide, Coritcotropin-Releasing Factor, which is in Phase III clinical trials as a treatment for swelling associated with brain tumors (peritumoral edema).

Under the terms of the agreement, NTI will receive $33 million in upfront payments, of which, $20 million will be paid upon closing. NTI may receive up to an additional $15 million upon the achievement of certain regulatory objectives. NTI is also eligible to receive profit-sharing payments on sales of XERECEPT in the United States, if the product receives regulatory approval, and royalties on any sales elsewhere in the world. Celtic Pharma’s subsidiary will assume responsibility for product development and pay all product development expenses. NTI will provide services relating to the current clinical trials of XERECEPT. NTI expects the transaction to close shortly.

Paul E. Freiman, president and CEO of NTI said, “We believe that this is an exciting opportunity for a product candidate that we have worked diligently to bring to this stage of clinical development. If the ongoing trials are successful, brain cancer patients around the world will have access to a useful product in reducing the debilitating swelling around their tumors. Celtic provides both an attractive financial vehicle and an experienced pharmaceutical management team to realize the global potential of XERECEPT.”

“From a financial standpoint, I expect that the upfront payments will offset the costs of our complete Viprinex Phase III clinical program for ischemic stroke. Subsequent payments, dependent on approval, plus profit sharing and royalty payments will provide NTI with an opportunity to maintain a financial interest in the success of XERECEPT on an ongoing basis. Upon closing, NTI will be in a stronger financial position to support its programs while having its burn rate reduced. This will also provide us with an opportunity to continue to expand our pipeline.”

Stephen Evans-Freke, a Managing Principal of Celtic Pharma, comments, “We believe XERECEPT represents a real opportunity to alter the Peritumoral Brain Edema treatment paradigm. In the United States alone, approximately 35,000 patients are diagnosed each year with primary brain tumors, and another 170,000 patients with metastatic brain tumors, representing a major need for safe and effective therapies. Importantly, there are no directly competitive therapies in the market or in development today, which makes the XERECEPT orphan drug status designation so valuable. Synthetic corticosteroids are the only option available to clinicians today, but their dangerous side effect profile creates a major need for better therapeutic alternatives.”

In April 1998, XERECEPT received orphan drug designation for peritumoral edema from the FDA. Orphan drug designation provides the first product approved for a given indication with seven years market exclusivity and makes the recipient eligible to receive Orphan Drug Grants to fund clinical research. NTI has completed animal toxicology studies for XERECEPT, and, in April 2004, NTI began enrollment in one of two pivotal clinical trials for XERECEPT, which has a target enrollment of 200 patients. Enrollment in the second pivotal trial is expected to commence shortly. A third long-term safety trial is ongoing and offers an extended use option for patients already enrolled in either clinical trial.

About Neurobiological Technologies, Inc.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

About Celtic Pharmaceutical Holdings L.P.

Celtic Pharmaceutical Holdings L.P. (Celtic Pharma) is a global private equity firm focused on the biotechnology and pharmaceutical industries. Celtic Pharma was founded by Stephen Evans-Freke and John Mayo, CBE and is based in Bermuda. Celtic Pharma acquires late stage pharmaceutical programmes and drives these programmes through the final stages of regulatory approval. Celtic Pharma’s aim is to bridge the gap between the established pharmaceutical companies’ new product pipeline crisis and the biotech industry’s capital drought. For further information, please visit Celtic Pharma’s website at www.celticpharma.com.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, risks associated with the costs of clinical development efforts, and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.